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FOR IMMEDIATE RELEASE

Contact: Richard D. Sewell, Jr.
         Treasurer
         (405) 529-8674
         Dobson Communications Corporation



          DOBSON COMMUNCIATIONS CHIEF OPERATING OFFICER JOINS FORMER
                 SUBSIDIARY, LOGIX, AS CHIEF FINANCIAL OFFICER


        OKLAHOMA CITY - [March 30, 2000] - Dobson Communications Corporation (NASDAQ: DCEL) announced that on March 24, 2000 Craig T. Sheetz left the Company to become the CFO for Logix Communications Enterprises, Inc., a former subsidiary of Dobson. Mr. Sheetz has been the Executive Vice President and Chief Operating Officer of Dobson for the past year. Prior to that Mr. Sheetz was the Chief Financial Officer for Sygnet Wireless, Inc., who was acquired by Dobson in December 1998. Ed Evans, President of Dobson, will assume the additional role of Chief Operating Officer.

        On January 24,2000 Dobson distributed the stock of Logix, its wireline telephone subsidiary to certain of Dobson's shareholders. The spin-off completed the separation of Dobson's wireline and wireless business segments.


        Everett Dobson, Chairman and CEO of Dobson commented, "Craig's knowledge and experience as a Chief Financial Officer is a tremendous benefit to Logix and their management team. While Craig served as Chief Operating Officer only a short time, he provided leadership during the integration of the Sygnet markets."


        Dobson provides rural cellular telephone services and is headquartered in Oklahoma City, Oklahoma. Through its subsidiaries, Dobson owns or manages cellular operations in 18 states located throughout the United States and covers a population base of 8.8 million proportionate pops. Dobson Communications may be found on the World Wide Web at http://www.dobson.net.